EXHIBIT 99

NEWS RELEASE
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FOR IMMEDIATE RELEASE         Contact:   Larry Holdren
---------------------                    President, Retail and Banking Division
July 1, 1999                             (740) 373-3155


                         PEOPLES BANKING AND TRUST OPENS
                      SALES OFFICE IN VIENNA WAL*MART STORE
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     Marietta,  Ohio - The Peoples Banking and Trust Company ("Peoples Bank"), a
subsidiary of Peoples Bancorp Inc. (Nasdaq: PEBO), today announced its opening of the newest financial services facility in Wood County, West Virginia.
         Peoples Bank's sales office is located at the recently renovated Wal*Mart supercenter located at 701 Grand Central Avenue, Vienna, West Virginia. The new banking facility offers extended evening and weekend hours (including Sundays) and provides a wide array of financial products and services.
         "Providing financial services in Wal*Mart's supercenter environment is an exciting opportunity for Peoples Bank as we increase our presence in the Wood County market," commented Larry E. Holdren, President of Peoples Bank's Retail and Banking Division.
         The  Vienna  Wal*Mart   banking  center   complements   Peoples  Bank's
full-service office on Pike Street in South Parkersburg and adds to the Company's existing network of community banking offices in Ohio and West Virginia. Holdren continued, "Our new banking office in the Vienna Wal*Mart fits well with Peoples Bank's focus on customer service and product delivery."
     The Vienna banking office is the second sales facility in a Wal*Mart supercenter that Peoples Bank has opened in 1999. Earlier this year, the Company opened a similar sales office in the recently opened Wal*Mart supercenter in New Martinsville, West Virginia.
         Holdren added, "Early results in our existing Wal*Mart sales office have exceeded expectations. We have established our sales team to serve customers in the Vienna Wal*Mart and hope to build on our initial success in this new sales environment."
         In late 1999, Peoples Bank also plans to open a third banking facility in a to-be-constructed Wal*Mart supercenter in South Parkersburg, West Virginia.
         Peoples Bank is a subsidiary of Peoples Bancorp Inc., a diversified financial services bank holding company headquartered in Marietta, Ohio. The Company, which is Y2K ready, has approximately $1 billion in assets, operates 36 financial service locations in the states of Ohio, West Virginia, and Kentucky. Peoples Bancorp's banking subsidiaries include Peoples Bank with offices in Ohio and West Virginia; The First National Bank of Southeastern Ohio with three Ohio offices; and Peoples Bank FSB, with four Kentucky offices. Through its subsidiaries, Peoples Bancorp offers complete banking services and makes available other financial services, such as trust services, and investment and insurance products. Peoples Bancorp's common stock is traded through the Nasdaq National Market System under the symbol "PEBO". Learn more about Peoples Bancorp at www.peoplesbancorp.com.

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